Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-128097 of Energy Transfer Equity, L.P. of our report dated March 15, 2005, relating to the financial statements of HPL Consolidation LP as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/    Deloitte & Touche LLP

Houston, Texas

January 20, 2006